Exhibit 99.1

News Release

MEDIA CONTACT:	ANALYSTS CONTACT:
Gerald Hunter (972) 855-3116	Susan Giles (972) 855-3729

Atmos Energy Names Kim R. Cocklin as New

President and Chief Operating Officer

Industry veteran to oversee both regulated and nonregulated operations

DALLAS (September 25, 2008)—Atmos Energy Corporation (NYSE: ATO) today announced it has promoted Kim R. Cocklin to the newly-created position of president and chief operating officer, effective October 1, 2008. In his new role, Mr. Cocklin will oversee all regulated and nonregulated operations of the company and will continue to report to Robert W. Best, who will remain chairman and chief executive officer.

“Succession planning is perhaps the single most important obligation of a company’s management and board of directors,” said Best. “Kim’s promotion is the result of an extensive and deliberate process designed to select the right person to lead our company into the future,” Best stated.

Cocklin joined Atmos Energy on June 1, 2006, and has served as senior vice president, regulated operations since that date. Cocklin came to Atmos Energy from Piedmont Natural Gas Company, where he was senior vice president, general counsel and chief compliance officer. In this role, he was responsible for numerous areas, including all legal, governmental and community affairs, corporate communications and Sarbanes-Oxley compliance. Prior to joining Piedmont, Cocklin was senior vice president of Williams Gas Pipeline, in charge of the operations of Texas Gas and Central Pipelines, where he later oversaw planning, rates and regulatory and business development for all Williams’ pipelines.

“Kim has the vision, experience and leadership skills necessary to ensure continued success in both our regulated and nonregulated businesses,” Best added. “Complementing his business skills is his understanding of our culture and values and with this promotion, all business units will have the benefit of Kim’s skill and leadership.”

Cocklin holds a bachelor of science degree, as well as a master’s degree, from Wichita State University. He earned his J.D. degree from Washburn University School of Law.

“We have a great company,” Cocklin said. “I look forward to the opportunity to work with the board of directors, Bob Best and the rest of management, as we continue to execute the strategy of the company while preserving and nurturing our culture and values.”

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is the country’s largest natural-gas-only distributor, serving about 3.2 million natural gas distribution customers in more than 1,600 communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast and manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Atmos Energy is a Fortune 500 company. For more information, visit www.atmosenergy.com.